Exhibit 23.1

101 Larkspur Landing Circle, Suite 321 Larkspur, CA 94939 www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated January 16, 2024, relating to the consolidated financial statements of Mullen Automotive Inc. as of and for the year ended September 30, 2023 (which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern).

We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ RBSM LLP
RBSM, LLP
Larkspur, California

June 25, 2024